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                                                                Exhibit 23a



Board of Directors
Ferro Corporation

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to changes in accounting principles for postretirement benefits other than pensions and income taxes in 1993.




/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP


Cleveland, Ohio
October 31, 1995